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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-4) and related prospectus of NEXTLINK Communications, Inc. for the registration of $400,000,000 of 10 1/2% senior notes due 2009, and $455,000,000 of 12 1/8% senior discount notes due 2009 and of NEXTLINK Communications, Inc.'s Current Report on Form 8-K dated February 3, 2000 of our report dated January 25, 1999 with respect to the consolidated financial statements and schedule of Concentric Network Corporation for the year ended December 31, 1998, both filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP


Walnut Creek, California
February 15, 2000